Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective the 1st day of January 2024 by and between Provident Savings Bank, F.S.B. (the "Savings Bank"), and Donavon P. Ternes (the “Employee”).  References to the “Company” mean Provident Financial Holdings, Inc., the holding company of the Savings Bank.

WHEREAS, the Employee currently serves as President, Chief Operating Officer and Chief Financial Officer of the Savings Bank; and

WHEREAS, effective January 1, 2024 (the “Effective Date”), the Employee will perform services for both the Savings Bank and the Company as President and Chief Executive Officer of each, where it is anticipated that the Employee will continue to make major contributions to the success of the Savings Bank and the Company; and

WHEREAS, the board of directors of the Company and the board of directors of the Savings Bank (collectively, the “Board of Directors”, and separately, the “Company Board of Directors” and the “Savings Bank Board of Directors”, respectively) recognize that the possibility of a change in control of the Savings Bank or the Company may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management, including the Employee, to the detriment of the Company, the Savings Bank and their respective stockholders;
WHEREAS, the Board of Directors believes that it is in the best interests of the Company and the shareholders thereof to enter into this Agreement with the Employee, to assure continuity of management of the Company and the Savings Bank; and
WHEREAS, the Board of Directors has approved and authorized the execution of this amended Agreement with the Employee.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

(a)   “Change in Control” means (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any Consolidated Subsidiaries (as hereinafter defined), any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who are members of the Board of Directors on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the

Incumbent Board or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Office of  the Comptroller of the Currency (“OCC”), shall be considered a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Savings Bank or the Company or a change in the composition of the Board at the direction of the OCC or the FDIC.

(b) “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to subsection (b) thereof) that includes the Savings Bank, including but not limited to the Company.

(c) “Date of Termination” means the date upon which the Employee's employment with the Savings Bank ceases, as specified in a notice of termination pursuant to Section 9 of this Agreement or the date a succession becomes effective under Section 11.

(d) ”Effective Date” means January 1, 2024.

(e) “Involuntary Termination” means the Employee’s Separation from Service (i) by the Savings Bank without the Employee's express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation), if the Separation from Service occurs within 30 days of  any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than Riverside, California, or within a radius of 35 miles from the location of the Savings Bank's administrative offices as of the Effective Date, except for reasonable travel on Savings Bank business; (2) a material demotion of the Employee (unless such action was effected in order to comply with a regulatory compliance or enforcement requirement); (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Savings Bank-wide reduction in staff (unless such action was effected in order to comply with a regulatory compliance or enforcement requirement); (4) a reduction in the Employee's Salary (as defined in Section 4) other than (i) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Savings Bank, or (ii) as a result of a material adverse change in the Savings Bank’s financial condition and results of operations, which results in the Savings Bank no longer qualifying as a “well capitalized” institution pursuant to applicable regulations, however, such reduced Salary shall be no less than 100% of Employee’s current Salary; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors (or a successor to the Board of Directors) to elect the Employee as President and Chief

Executive Officer of the Savings Bank (or a successor of the Savings Bank) or any action by the Savings Bank Board of Directors (or a board of directors of a successor of the Savings Bank) removing the Employee from such office.  The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or permanent disability pursuant to Section 7(e) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Savings Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

(f) “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(g) “Separation from Service” shall have the same meaning as in Section 409A.  For purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Savings Bank, the Company and all Consolidated Subsidiaries.

(h) “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee with the Savings Bank because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Savings Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee, which shall not be less than 30 days notice, and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors, the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail, which determination shall be subject to a complete and de novo review as to reasonableness and good faith in accordance with Section 17 (dealing with the arbitration of disputes under this Agreement).

2. Term.  The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein.  Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (i) neither the Employee nor the Savings Bank has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors explicitly reviews and approves the extension.  References in this Agreement to “Term” shall refer to both such initial term and such extended terms.

3. Employment.  The Employee shall be employed as the President and Chief Executive Officer of the Savings Bank.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities and shall have such other powers and duties as the Board of Directors may prescribe from time to time.  The Employee shall have full authority to do and perform or cause to be performed all such services, acts or things as he shall deem necessary or advisable to manage and conduct the business of the Savings Bank and the Company, including, without limitation, hiring, supervision and termination of employees and consultants, in a manner consistent with policies established from time to time by the Board of Directors. The Employee shall also render services to the Company or any subsidiary or subsidiaries of the Company or Savings Bank as requested by the Board of Directors from time to time consistent with his executive position.

During the term of this Agreement the Employee shall devote his best efforts and substantially all of his regular business time solely to the business and affairs of the Savings Bank and the Company to the extent necessary to discharge his responsibilities hereunder, including community affairs, charitable matters or other activities that may reasonably be expected to benefit the general image of the Savings Bank in the communities it serves, and the Employee shall not provide services on behalf of, or otherwise engage in or promote, any business competitive with that of the Savings Bank or its affiliates.  Subject to the foregoing, the Employee may (i) serve on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, which approval shall not be withheld unreasonably and (ii) engage in personal business and manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.  The Employee shall act in accordance with all applicable codes of ethics and similar policies approved by the Board of Directors.

4.  Cash Compensation.

(a) Salary.  The Savings Bank agrees to pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $500,000.  The Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding.  The amount of the Employee’s Salary shall be increased (but shall not be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors after the Effective Date.  The amount of the Salary shall be reviewed by the Board of Directors at least annually during the term of this Agreement.

(b) Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Savings Bank and the Company in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers.  The Board of Directors may also authorize and declare that another or additional performance-based and discretionary bonuses be paid to the Employee, as determined to be appropriate from time to time.  Bonus payments provided for under this Agreement shall be paid no later than 2½ months after the later of (a) the last day of the Employee’s taxable year in which he obtains a legally binding right to such payments, or (b) the last day of the Savings Bank’s taxable year in which the Employee obtains a legally binding right to such payments, or at such other time that qualifies the payment as a “short-term deferral” exempt under Section 409A.

The Board of Directors reserves the right to modify this bonus clause at any time before the final bonus amount is determined.  Additionally, the Savings Bank may seek to recover at any time all or any portion of the bonus paid in the event it discovers (a) unreasonable risk-taking by the employee, (b) risk-taking by the employee not specifically approved by the  Board of Directors, (c) actions or omissions by the Employee in conflict with the Bank’s policies and procedures, or (d) in the event the Savings Bank’s financial statements are subject to reinstatement due to misconduct, to the extent permitted by governing law.

(c) Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement, provided that the Employee accounts for all of such expenses as may be required by the Board of Directors.  Reimbursement of expenses shall occur at such time and in such manner as to not violate Section 409A.  Reasonable expenses include, but are not limited to, all customary and reasonable expenses incurred for promoting, pursuing or otherwise furthering the business of the Savings Bank, the Company or its Consolidated  Subsidiaries, including but not limited to expenses for travel, entertainment and related matters, attendance at conventions and industry related meetings, the cost of trade publications related to financial institutions or otherwise relating to the business of the Savings Bank, the Company or its Consolidated  Subsidiaries.  Without limiting the foregoing, reimbursable expenses include dues, fees and assessments with respect to those executive facilities for which the Savings Bank, as of the Effective Date, is making direct payment on behalf of the Employee, or in respect of which the Savings Bank is providing the Employee with reimbursement.

5.  Benefits.

(a) Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Savings Bank generally, in all plans of the Savings Bank and the Company relating to retirement, 401(k), Employee Stock Ownership Plan, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the Employee shall be entitled to be considered for benefits under all stock, stock option equity incentive and similar plans in which the Savings Bank's executive officers are eligible or become eligible to participate.

(b) Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Savings Bank's executive officers and their eligible dependents, including but not limited to: (i) any supplemental deferred compensation program offered by the Savings Bank or the Company; (ii) a monthly automobile allowance in the amount of $1,000 (iii) reimbursement of financial planning and annual tax return preparation fees incurred at an accounting firm of the Employee's choice; (iv) reimbursement for costs related to or incurred in connection with annual comprehensive physical examinations of the Employee at a facility of his choice, including the costs of any additional examinations or diagnostic expense recommended by the examining physician, and (v) supplemental medical, disability or life insurance plans offered generally to the executive officers of the Savings Bank.

6.  Vacations; Leave.

(a) Vacations.  The Employee shall be entitled to a minimum of four weeks of annual paid vacation, together with all paid holidays provided by the Savings Bank to its employees or executive officers.  Except as otherwise required by applicable regulatory authorities, such vacation time need not be taken in consecutive periods.  The Employee shall be entitled to carry over unused vacation time for a period of up to one year.

(b) Leave.  The Employee shall be entitled to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.   Termination of Employment.

(a) Involuntary Termination.  A majority of the Board of Directors may cause the Employee to experience a Separation from Service at any time, but, except in the case of Termination for Cause, such Separation from Service shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination, other than after a Change in Control which occurs during the term of this Agreement, the Savings Bank shall make a lump sum payment to the Employee (or to his spouse, personal representatives, heirs or estate should he thereafter become disabled or die) equal to the discounted present value computed using a discount rate equal to the lesser of (i) the then current Enterprise 11th District COFI Replacement Index – Consumer Products (Single-Family), or (ii) the prime rate then charged by representative commercial banks as then most recently reported in The Wall Street Journal) of the aggregate future Salary to which the Employee would have been entitled had he continued in the Savings Bank’s employ for the then remaining Term of this Agreement as defined in Section 2 (i.e., the balance of the initial or extended Term).  Such lump sum payment shall be made within 30 days following the date of such Involuntary Termination.   The payment of Involuntary Termination benefits under this Section 7(a) is subject to the provisions of Sections 7(f) through (p) hereof.

(b) Termination for Cause.    In the event of Termination for Cause, the Savings Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination and shall have no further obligation to the Employee under this Agreement.

(c) Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon at least six months' written notice to the Savings Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Savings Bank shall be obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d) Change in Control.  In the event of Involuntary Termination within 12 months after a Change in Control which occurs at any time following the Effective Date while the Employee is employed under this Agreement or on authorized leave, the Savings Bank shall (i) pay to the Employee in a cash lump sum within 30 business days after the Date of Termination an amount equal to 299% of the Employee's “base amount” as defined in Section 280G of the Code, except that “base amount” shall be determined by excluding gains attributable to compensation related to equity awards provided by the Company and the Savings Bank (e.g., stock option exercises and vesting on restricted stock); and (ii) provide to the Employee during the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination; provided, however, that no payment shall be made under this Section 7(d) that would cause the Savings Bank to be "undercapitalized" for purposes of 12 C.F.R. Section 565.4 or any successor provision..  The payment of benefits under this Section 7(d) is subject to the provisions of this Section 7(f) through (p) hereof.

(e) Death or Disability.

(i) Death.  This Agreement shall terminate upon the Employee's death, except as provided below.

(ii) Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Savings Bank (the "Disability Plan") or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Savings Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(e); (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Savings Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement; and (iii) notwithstanding the foregoing, if Employee is 65 years of age or older, payments pursuant to Sections 4(a) and 4(b) of this Agreement shall be discontinued for as long as the Employee is disabled.

In the event of the Employee's death or disability, or in the event of Employee’s Separation from Service after attaining age 65, the Savings Bank shall continue to provide the following benefits to the Employee, or his estate as applicable: (A) the Savings Bank shall continue in force, without cost to Employee, those life and accidental death and dismemberment insurance coverage’s being provided by the Savings Bank to the Employee and his spouse and his eligible dependents as of the date of such termination, provided that after the Employee's 65th birth date such coverage’s may be reduced to reflect any decreases which would have occurred if the Employee continued in the employment of the Savings Bank after his 65th birth date (as determined under the coverage schedules for such insurance in place as of the date of such termination); (B) the Savings Bank shall continue to provide to the Employee and his eligible dependents medical insurance coverage equivalent in benefits, duration and terms to that provided to the Employee and such persons as of the date of such termination; (C) the Savings Bank shall reimburse the Employee for the categories of expense specified in Section 4(c) hereof, provided that the Employee shall obtain approval for such expenditures in accordance with policies adopted by the Savings Bank from time to time.

In the event of the death or disability of the Employee while employed under this Agreement and prior to any termination of employment, the Savings Bank shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f) Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Savings Bank's affairs by a notice served under Section 8(e) (3) or (g) (1) of the FDIA, 12 U.S.C. Section 1818(e) (3) and (g) (1), the Savings Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Savings Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(g) Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Savings Bank’s affairs by an order issued under Section 8(e)(4) or (g) (1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Savings Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(h) Default of the Savings Bank.  If the Savings Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(i) Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Savings Bank: (i) by the Comptroller of the Currency (the "Comptroller") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Comptroller or his or her designee, at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(j) Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Savings Bank or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Section 280G of the Code.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(k) Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(l) No Duty To Mitigate.  If the Employee shall be entitled to receive compensation or benefits under this Agreement after his termination of employment, the Employee shall have no duty to mitigate such payments by seeking or obtaining other employment or otherwise.  In the event the Employee obtains other employment, any amounts otherwise due hereunder shall not be reduced as a result of the Employee’s receipt of compensation from such other employment, except that the Savings Bank’s obligations to provide the benefits described in

Section 7(d)(ii) shall be limited to the cost to the Employee, if any, of obtaining any benefits needed to make the benefits provided by the new employer comparable to those previously provided by the Savings Bank.  Any payments due to the Employee pursuant to the preceding sentence shall be made within 30 days after the Savings Bank's receipt of suitable evidence that the Employee will be required to incur or has incurred an expense in order to obtain the benefits contemplated hereby.

(m) Resumption of Suspended Benefits.   Benefits suspended pursuant to Sections 7(f) through (k) that are later determined to be payable shall be paid as soon as possible after the Savings Bank determined that such benefits may be paid.

(n) Delay in Payment of Certain Benefits.  No payment shall be made under Section 7(a) or 7(d) unless the Employee experiences a Separation from Service.  If and to the extent payments under Section 7(a) or 7(d) constitute deferred compensation (and not a short-term deferral) under Section 409A, and the Employee is a “specified employee” (as defined in Section 409A), then those deferred compensation payments shall be delayed for six months following the Employee’s Separation from Service. Any payments delayed on account of the preceding sentence shall be paid on the first day of the seventh month following the date of the Employee’s Separation from Service and shall equal the aggregate of the deferred compensation payments the Employee would have received but for the preceding sentence with interest credited using the discount rate set forth in Section 7(a). To the extent permitted by Section 409A, such deferred compensation payments shall be treated as paid after amounts that are treated as involuntary termination payments under a separation pay plan (which are not subject to Section 409A and or the delayed distribution rules described herein).

(o) Clawback Policy.   Amounts paid or payable under this Agreement are subject to the Company and the Savings Bank’s clawback policy as in effect from time to time. To the extent the Employee is subject to a clawback policy, the terms and conditions of such policy(ies) are hereby incorporated by reference.

(p) No Duplicative Payments.  If amounts are paid under Section 7(a), then no amounts shall be paid under Section 7(d), and vice versa.

8. Post-Termination Obligations.  For one year following any termination of the Employee’s employment under this Agreement, the Employee will not directly or indirectly, in any capacity: (i) hire or employ, directly or indirectly through any enterprise with which he is associated, any current employee or consultant of the Savings Bank, or any of the Savings Bank’s parent companies, subsidiaries or affiliates, or any individual who had been employed by, or served as a consultant to, the Savings Bank or any of the Savings Bank’s affiliates; (ii) shall not recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing), directly or indirectly, any person who is an employee or consultant of the Savings Bank or any of the Savings Bank’s parent companies, subsidiaries or affiliates at the time of Employee’s termination, or who was, within 6 months prior to such termination, an employee or consultant of the Savings Bank, to terminate his or her employment or other relationship therewith; and (iii) shall not make use of, divulge or disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of the Savings Bank or of any of its affiliates, which he learned of as a result of his employment by the Savings Bank except to the extent that (A) such use or disclosure is necessary to the performance of this Agreement and in furtherance of the Savings Bank’s best interests, required by applicable law, necessary to the defense of the Employee in any legal proceeding, or is authorized by the Savings Bank, or (B) such information is lawfully obtainable from other sources.

NOTICE:  Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9. Notice of Termination.  In the event that the Savings Bank desires to terminate the employment of the Employee during the Term of this Agreement, the Savings Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Employee determines in good faith that he has experienced an Involuntary Termination, he shall send a written notice to the Savings Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination.  In the event that the Employee desires to affect a voluntary Termination, he shall deliver a written notice to the Savings Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10. Attorneys' Fees.  The Savings Bank shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Savings Bank (or a successor) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Savings Bank's obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any action initiated by the Employee.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Savings Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Savings

Bank would be required to perform it, if no such succession or assignment had taken place.  Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Savings Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Savings Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Savings Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Savings Bank.

13. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14. Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Governing Law. This Agreement shall be governed by the laws of the State of California.

17. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  The OCC may appear at any arbitration hearing but the decision is not binding on the OCC.

18. Deferral of Non-Deductible Compensation. In the event that the Employee's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Savings Bank and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of compensation deductible by the Savings Bank or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 8% per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible.  Deferred amounts under this Section 18 shall be paid during the first taxable year during which it is determined that Section 162(m) of the Code would not apply to defer the payment, or as required under Section 409A.

19. Knowing and Voluntary Agreement.  Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so.  Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	PROVIDENT SAVINGS BANK, F.S.B.

/s/ Gwendolyn L. Wertz	By: /s/ Craig. G. Blunden Its: CEO EMPLOYEE /s/ Donavon P. Ternes Donavon P. Ternes